Exhibit 8.2

June 13, 2025

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue, Suite 1200

Irvine, CA 92614

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Columbia Banking System, Inc., a Washington corporation (“Columbia”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed mergers by and among Columbia, Pacific Premier Bancorp, Inc., a Delaware corporation (“Pacific”), and Balboa Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Columbia.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP